Impreso Reports First Quarter FY 2006 Sales and Earnings

COPPELL, TX -- 01/17/2006 -- Impreso, Inc. (NASDAQ: ZCOM), which through its subsidiaries is involved in (1) the manufacture and distribution of paper and film hard copy imaging products for commercial and home office applications, (2) the development of eCommerce initiatives, and (3) natural spring water bottling and distribution, today announced sales and earnings for the first quarter of Fiscal 2006.

Net sales decreased to $18 million in the First Quarter of Fiscal 2006, from $20 million in the prior year period, a decrease of $2.1 million or approximately 10.7%.

Gross profit increased from $980,000 in the three months ended November 30, 2004 to $1.6 million in the First Quarter 2006. Our gross profit margin increased to 9 % in the three months ended November 30, 2005, as compared to 4.9 % in the prior corresponding period.

Net loss decreased to ($334,787), or ($0.06) per share in the most recent quarter, compared with ($760,037), or ($0.14) per share, in the prior-year period.

"The increase in gross profit and gross profit margin for the three month period ended November 30, 2005, as compared to the prior year period, was a result of successful implementation of significant portions of the cost reduction savings plan, including a finished goods price increase in the third quarter of Fiscal 2005, a further reduction in inventory, selling a plant, and a leaner workforce," stated Marshall Sorokwasz, President and Chief Executive Officer of Impreso, Inc. "From the quarter ended February 29, 2005, we have successively reduced our net losses each quarter, and are encouraged by these results since we have not completed implementation of all the elements of the plan, such as selling our West Virginia buildings. Subsequent to this reporting period, in December 2005, another element was accomplished by the subleasing of space at our Chambersburg, PA facility."

About Impreso, Inc.

Impreso, Inc. is a holding company for TST/Impreso, Inc., Alexa Springs, Inc., and HotSheet.com, Inc. TST/Impreso, Inc. is a manufacturer and distributor of hard copy imaging products for commercial and home use in domestic and international markets. HotSheet.com, Inc. primarily owns HotSheet.com, a single-page, online Internet directory with categorized links to premier web destinations. Alexa Springs, Inc. is a natural spring water bottling operation. The Company's website domains are www.impreso.com, www.tstimpreso.com, www.alexasprings.com, and www.hotsheet.com.

Impreso, Inc. is headquartered in Coppell, Texas, and its common stock trades on the Nasdaq Capital Market under the symbol "ZCOM."

This press release may include statements that constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, paper prices and raw material costs, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

                      IMPRESO, INC. & SUBSIDIARIES

             INTERIM CONSOLIDATED STATEMENT OF OPERATIONS
                           (UNAUDITED)

                                                    Three Months Ended
                                               November 30,    November 30,
                                                  2005             2004
                                               -----------     -----------

Net sales                                      $17,840,693     $19,976,634

Cost of sales                                   16,237,339      18,996,776
                                               -----------     -----------

                  Gross profit                   1,603,354         979,858

Gain on sales of assets                            (52,798)        (59,224)
Embezzlement recovery                                  (25)       (253,313)
Selling, General and administrative
 expenses                                        1,835,024       2,285,850
                                               -----------     -----------

                  Operating loss                  (178,847)       (993,455)

Other expenses (income):

            Interest expense                       305,372         238,930
             Insurance recovery                        ---         (10,000)

            Other expense (income), net             22,907         (69,220)
                                               -----------     -----------

                  Total other expense
                  (income)                         328,279        (159,710)

Loss before income tax expense                    (507,126)     (1,153,165)

Income tax (benefit) expense :

            Current                               (113,788)          6,250

            Deferred                               (58,551)       (399,378)
                                               -----------     -----------

                  Total income tax benefit        (172,339)       (393,128)

Net loss                                          (334,787)       (760,037)
                                               ===========     ===========

Net loss per share (basic and diluted)              $(0.06)         $(0.14)
                                               ===========     ===========

Weighted average shares
 outstanding (basic)                             5,278,780       5,278,780
                                               ===========     ===========
Weighted average shares
 outstanding (diluted)                           5,286,389       5,301,493
                                               ===========     ===========

For further information, please contact:
Marshall Sorokwasz
(972) 462-0100 (ext. 1103)
or
Tammy Yahiel
General Counsel
(972) 462-0100 (ext. 1117)
yahiel@tstimpreso.com